UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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GASCO ENERGY, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GASCO ENERGY, INC.
8 INVERNESS DRIVE EAST SUITE 100
ENGLEWOOD, CO 80112
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2009
To the Stockholders:
The 2009 Annual Meeting of the Stockholders of Gasco Energy, Inc., a Nevada corporation (“Gasco,” “we,” “our” or “us”), will be held on Thursday, May 28, 2009 at 9:00 a.m., Mountain Daylight Time, at The Denver Athletic Club located at 1325 Glenarm Place, Denver, Colorado 80240. The Annual Meeting will be held for the following purposes:
1.	To elect seven directors to serve until the 2010 Annual Meeting of Stockholders.

2.	To ratify the appointment of KPMG LLP as independent auditors of Gasco Energy, Inc. for the fiscal year ending December 31, 2009.

3.	To transact such other business as may properly come before such meeting or any adjournment(s) thereof.
The close of business on March 30, 2009 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the 2009 Annual Meeting or any adjournment(s) thereof.
This year Gasco will be using the “Notice and Access” method of providing proxy materials to its stockholders via the Internet. Under the Securities and Exchange Commission’s new rules regarding Notice and Access, stockholders will receive notice by mail on or about April 16, 2009 that the proxy materials and voting instructions for the 2009 Annual Meeting are available on the Internet. The proxy materials include instructions for voting via the Internet and requesting a printed copy of Gasco’s proxy materials. Stockholders are cordially invited to attend the meeting in person. Whether or not you plan to be present at the meeting, you are requested to follow the electronic voting instructions to vote by telephone, electronically via the Internet or, if you requested printed proxy materials, by signing, dating and returning the proxy card in the accompanying envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting.

By Order of the Board of Directors,
/s/ W. King Grant
W. King Grant
Secretary

April 16, 2009

GASCO ENERGY, INC.
8 Inverness Drive East, Suite 100
Englewood, Colorado 80112
(303) 483-0044
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 28, 2009
GENERAL INFORMATION
This year we will be using the “Notice and Access” method for providing proxy materials to our stockholders via the Internet. On or about April 16, 2009, our stockholders will receive a Notice of Internet Availability of Proxy Materials, including the proxy which is solicited by and on behalf of the Board of Directors (the “Board”) of Gasco, for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Denver Athletic Club, 1325 Glenarm Place, Denver, Colorado 80204, on Thursday, May 28, 2009 at 9:00 a.m., Mountain Daylight Time, or at any adjournment(s) thereof.
The proxy, whether given by signing the proxy card or by using the telephone or Internet procedure, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of Gasco, (c) by voting by telephone or through the Internet on a later date or (d) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.
All shares represented by valid proxies will be voted in accordance therewith at the Annual Meeting. If no direction is made, validly executed and returned proxies will be voted for the election of the nominees for director named below, for ratification of the appointment of independent auditors and in the discretion of the proxy holders with respect to any other matters properly brought before the Annual Meeting.
The cost of this solicitation of proxies is being borne by Gasco. Solicitations will be made only by the use of mail, except that, if deemed desirable, our officers and regular employees may solicit proxies by telephone, email or facsimile, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of our common stock, par value $0.0001 per share (the “Common Stock”), and we will reimburse them for their reasonable expenses incurred in doing so.
SHARES OUTSTANDING AND VOTING RIGHTS
At the close of business on March 30, 2009, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 107,759,798 outstanding shares of Common Stock.
A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the Annual Meeting, either present in person or represented by proxy. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining the presence of a quorum.
If a quorum is present at the Annual Meeting, the seven director nominees who receive the greatest number of votes cast by shares of Common Stock present in person or by proxy and entitled to vote shall be elected as directors. The affirmative vote by the holders of a majority of the shares of Common Stock present and voting is required to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2009, provided such shares voting affirmatively also constitute a majority of the number of shares required for a quorum.
Abstentions and broker non-votes will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the Annual Meeting. With respect to all other matters, abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on such matters. A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority and has not received voting instructions with respect to a particular matter.

ELECTION OF DIRECTORS
(Item A, #1. on Proxy Card)
Carl Stadelhofer has advised the Board that he will not stand for re-election as a director at the 2009 Annual Meeting. Accordingly, by resolution and in accordance with the Company’s Articles of Incorporation and Bylaws, effective immediately prior to the 2009 Annual Meeting, the Board reduced the number of directors constituting the Board from eight (8) to seven (7). Mr. Stadelhofer made a voluntary decision not to stand for re-election as a director and indicated that his decision was partially made in an effort to reduce our monthly Board expenses.
Our Bylaws provide that directors are elected annually for one-year terms. The Nominating Committee has recommended to the Board, and the Board has nominated for election to the Board the seven (7) persons listed below to serve for one-year terms until the 2010 Annual Meeting or until their successors are elected and qualified.
Unless otherwise instructed or unless authority to vote is withheld, the accompanying proxy will be voted FOR the election of the nominees listed below. Although the Board does not contemplate that any of the nominees will refuse or be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the accompanying proxy will vote for the election of such other person(s) as may be nominated by the Board.
The following table sets forth information regarding the names, ages and positions with Gasco and the length of continuous service as a director of Gasco.
The Board Recommends Voting “For” the Election of Each of the Director Nominees

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

		Age as
		of
Name	Positions with Gasco	3/31/09
Marc A. Bruner	Director of Gasco since 2001; Chairman of the Board	59
Richard J. Burgess	Director of Gasco since 2003	77
Charles B. Crowell	Director of Gasco since 2002	65
Mark A. Erickson	Director of Gasco since 2001; Chief Executive Officer and President	49
Richard S. Langdon	Director of Gasco since 2003	58
Carmen J. (Tony) Lotito	Director of Gasco since 2001	65
John A. Schmit	Director of Gasco since 2003	41
The Board has determined that each of the above nominees other than Messrs. Bruner and Erickson is independent. To be “independent” under the rules and regulations of the NYSE AMEX (successor to the American Stock Exchange), a director may not, other than in his or her capacity as a member of the audit committee, board of directors or other board committee, (i) accept directly or indirectly any consulting, advisory or other compensatory fee from Gasco or any of its subsidiaries, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Gasco (provided that such compensation is not contingent in any way on continued service); (ii) accept any compensation other than the exceptions described previously in excess of $120,000 during any period of twelve consecutive months within in the three years preceding the determination of independence; or (iii) be an affiliated person of Gasco or any of its subsidiaries.
The following sets forth certain biographical information concerning each of our directors.
Directors
Marc A. Bruner. Mr. Bruner has served as the Chairman of the Board of Gasco and as a member of Gasco’s executive committee since February 2001. From November 2004 until April 1, 2005, Mr. Bruner served as Chairman, Chief Executive Officer and President of Mako Energy Corporation (“Mako”). Mako merged with Falcon Oil and Gas Ltd. (“Falcon”) on April 1, 2005 at which time Mr. Bruner became the Chairman, Chief Executive Officer and President of Falcon. Falcon is listed on the Toronto Venture Exchange. From November 2002 until present, Mr. Bruner has been the largest shareholder of Galaxy Energy Corporation, a publicly traded natural gas and coalbed methane exploration and development company. From January 1996 to January 1999, Mr. Bruner was founding Chairman of the Board of Ultra Petroleum (“Ultra”), an NYSE AMEX listed natural gas company. Ultra’s business is focused on tight sand development in the Green River Basin of Wyoming. In late 1997, Mr. Bruner co-founded Pennaco Energy, Inc., a coal bed methane company. In 1996, Mr. Bruner co-founded RIS Resources International, a natural gas company, and served as a Director until late 1997.
Richard J. Burgess. Mr. Burgess has served as a Director and a member of the compensation committee of Gasco since May 2003. Mr. Burgess served as President and Chief Executive Officer of NOMECO before retiring in 1994. NOMECO later became CMS Oil and Gas Company, which is a wholly owned subsidiary of CMS Energy Corporation, a New York Stock Exchange listed company. Mr. Burgess received a B.S. degree (honors) in Geology from the University of Manitoba and has held various positions in the oil and gas industry since 1954. Mr. Burgess currently serves on the Board of Michigan Oil and Gas Association and is a former director of ROC Oil Company, Miller Exploration, Seagull Energy, Command Petroleum and Sydney Oil Company. Mr. Burgess has been involved, in various capacities, with the American Association of Petroleum Geologists, Independent Petroleum Association of America, Ontario Petroleum Institute and Potential Gas Committee.
Charles B. Crowell. Mr. Crowell has served as Vice Chairman of the Board, a Director and a member of the audit, compensation and executive committees of Gasco since July 2002. Mr. Crowell has served as a member of the nominating committee of Gasco since April 2006. Mr. Crowell currently serves as Chairman of the Board, President and Chief Executive Officer of PetroHunter Energy Corporation. Mr. Bruner is a controlling shareholder of PetroHunter. Mr. Crowell has served as a director of Derek Oil & Gas Corporation since March 2007. Since 1993, Mr. Crowell has been a practicing attorney and a consultant to oil and gas companies, and was a senior member of Crowell & Bishop, PLLC, Attorneys from November 1995 through June 1998. From September 1996 until June 2000, Mr. Crowell held the position of Manager at Enigma Engineering Company, LLC. Mr. Crowell also worked at Triton Energy Corporation where he held the positions of Executive Vice President, Administration from November 1991 to May 1993, Senior Vice President and General Counsel from August 1989 to October 1991 and Vice President and General Counsel from November 1981 to July 1989. From June 1999 to February 2001, Mr. Crowell served as a director of Comanche Energy, Inc. He has also held public directorships at Arakis Energy Corporation from June 1997 to October 1998, at Aero Services International, Inc. from December 1989 to May 1993 (where he was Chairman of the Board from August 1990 to December 1992) and at Triton Europe, plc. from October 1989 to May 1993. Mr. Crowell holds a BA degree from John Hopkins University and a JD from the University of Arkansas. He was admitted to the practice of law in Texas in 1974.
Mark A. Erickson. Mr. Erickson has served as Chief Executive Officer and President of Gasco and as a Director and a member of the executive committee, since February 2001. Mr. Erickson served as President of Pannonian Energy Inc. from mid-1999 until our merger with Pannonian Energy in February 2001. In late 1997, Mr. Erickson co-founded Pennaco Energy, Inc., an NYSE AMEX listed oil and gas company with properties in the Powder River basin of Wyoming. He served as an officer and director of Pennaco from its inception until mid-1999. Mr. Erickson served as President of RIS Resources (USA), a natural gas company from late 1997 to the end of 1998. Mr. Erickson has twenty-six years of experience in business development, finance, strategic planning, marketing, project management and petroleum engineering. He holds an MS in Mineral Economics from the Colorado School of Mines and a BS in Petroleum Engineering from the Montana School of Mineral Science and Technology.
Richard S. Langdon. Mr. Langdon became a Director of Gasco and a member of the audit committee in March 2003 and of the nominating committee since April 2006. Mr. Langdon is currently the President and Chief Executive Officer of Matris Exploration Company, LP, a privately held exploration and production limited partnership active in California, and Sigma Energy Ventures, LLC, a privately held exploration and production limited liability company active in Texas. Mr. Langdon became the President and Chief Executive Officer of Matris in the beginning of 2003 and the President and Chief Executive Officer of Sigma in December of 2007. From 1997 until December 2002, Mr. Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a New York Stock Exchange listed exploration and production company that was acquired by Newfield Exploration in late 2002. Before joining EEX Corporation, Mr. Langdon was an oil and gas consultant from August 1996 to March 1997. Prior to that, he held various positions with the Pennzoil Companies since 1991, including Executive Vice President—International Marketing—Pennzoil Products Company, from June 1996 to August 1996; Senior Vice President—Business Development & Shared Services—Pennzoil Company from January 1996 to June 1996; and Senior Vice President—

Commercial & Control—Pennzoil Exploration & Production Company from December 1991 to December 1995. Mr. Langdon is currently a member of the Board of Constellation Energy Partners LLC, a public limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties and related midstream assets. Mr. Langdon holds a B.S. in Mechanical Engineering and a Masters of Business Administration, both from the University of Texas at Austin.
Carmen J. (Tony) Lotito. Mr. Lotito has served as a Director of Gasco, as the Chairman of Gasco’s audit and compensation committees since April 2001 and as the Chairman of Gasco’s nominating committee since April 2006. Mr. Lotito currently serves as the Executive Vice President and a member of the Board of PetroHunter Energy Corporation (of which Mr. Bruner is a controlling shareholder) since May 2006. Until October 2007, Mr. Lotito also served as the Chief Financial Officer and Treasurer of PetroHunter Energy Corporation. Mr. Lotito served as Executive Vice President, Chief Financial Officer, Secretary — Treasurer and a director of GSL Energy Corporation from August 2005 through October 2007. He served as Executive Vice President, Chief Financial Officer, Treasurer and as a director, until July 2005, of Galaxy Energy Corporation, a publicly traded natural gas and coalbed methane exploration and development company upon its acquisition of Dolphin Energy Corporation in November 2002. Mr. Lotito served as the Chief Financial Officer, Treasurer and a Director of Dolphin Energy Corporation from September 2002 through November 2002. Mr. Lotito served as Vice President, Chief Financial Officer and a Director of Coriko Corporation, a private business development company from November 2000 to August 2002. Mr. Lotito has been a member of Equistar Capital LLC, an investment-banking firm since December 1999. From March 2000 to September 2001, Mr. Lotito served as a Director of marketing for Impact Web Development. Prior to joining Coriko from Utah Clay Technology, Inc., Mr. Lotito was self-employed as a financial consultant. Mr. Lotito holds a BS degree in Accounting from the University of Southern California.
John A. Schmit. Mr. Schmit became a Director of Gasco in October 2003, a member of the compensation committee in December 2004 and a member of the executive committee in January 2005. Mr. Schmit is currently the principal of SSD Capital, a private investment firm. From February 2005 until September 2007, Mr. Schmit was a Manager of Crestview Capital Partners, LLC, a hedge fund manager specializing in private placements for small public companies. Prior to joining Crestview, Mr. Schmit served as Vice President of Investments for RENN Capital Group, Inc., a registered investment advisor based in Dallas, Texas, where he was a portfolio manager of closed-end funds from May 1997 through December 2004. From September 1992 to September 1994, he practiced law with the law firm of Gibson, Ochsner & Adkins, in Amarillo, Texas. He holds a BBA in Finance from Texas Christian University, a JD from the University of Oklahoma College of Law and an LLM in International and Comparative Law from The Georgetown University Law Center.
Executive Officers
The following sets forth certain biographical information concerning each of our executive officers, other than executive officers who also serve as directors:

		Age as
		of
Name	Position with Gasco	3/31/09
Michael K. Decker	Executive vice president and chief operating officer	54
W. King Grant	Executive vice president and chief financial officer	45
Peggy A. Herald	Vice president and chief accounting officer	51

Michael K. Decker. Mr. Decker has served as Executive Vice President and Chief Operating Officer of Gasco since July 2001 and as Director from July 2001 until October 2003. From August 1999 until July 2001, Mr. Decker founded and served as the President of Black Diamond Energy, LLC. From 1990 to August 1999 Mr. Decker served as the Vice President of Exploitation of Prima Energy Corporation, a Nasdaq traded oil and gas company. From 1988 to 1990, Mr. Decker was employed by Bonneville Fuels Corporation as a Senior Geologist. From 1977 to 1988, Mr. Decker was employed by Tenneco Exploration and Production Company as a Senior Project Geological Engineer. Mr. Decker has over thirty two years of oil and gas exploration, development, operations and mergers and acquisitions experience. He holds a BS degree in Geological Engineering from the Colorado School of Mines and is a past Chairman of the Board and is currently on the board of the Potential Gas Committee, an independent natural gas resource assessment organization.
W. King Grant. Mr. Grant has served as Chief Financial Officer and Executive Vice President of Gasco since July 2001 and as Director from July 2001 until March 2003. From November 1999 to May 2001, Mr. Grant served as Executive Vice President and Chief Financial Officer for KEH.com, a catalog/internet retailer of new and used camera equipment. From February 1997 to March 1999, Mr. Grant was a Senior Vice President in the Natural Resources Group of ING Baring, LLC where he was responsible for providing financing and advisory services to mid-cap and smaller energy companies. For the previous eleven years, Mr. Grant held several positions at Chase Manhattan Bank and its affiliates, most recently as a Vice President in the Oil & Gas group. Mr. Grant holds a BSE in Chemical Engineering from Princeton University and an MBA from the Wharton School at the University of Pennsylvania.
Peggy A. Herald. Ms. Herald joined Gasco in January 2002 as Controller and was since promoted to Chief Accounting Officer in May 2006 and Vice President in May 2007. From June 1990 until December 2001 she served as the Financial Reporting Manager for Hallwood Energy Corporation, a Nasdaq traded oil and gas company, where she managed the financial reporting process for several publicly traded oil and gas corporations and limited partnerships. From January 1987 until June 1990 Ms. Herald was employed by Deloitte & Touche LLP and from September 1984 through December 1986 she was employed by KPMG LLP. Ms. Herald has over twenty years of experience in the oil and gas industry and has a CPA certificate in the State of Colorado and holds a BS degree in Accounting from Regis University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows information with respect to the beneficial ownership of our Common Stock as of March 30, 2009 by: (i) any individual, partnership or corporation that is known to us, solely by reason of our examination of Schedule 13D and 13G filings made with the SEC, to be the beneficial owner of more than 5% of each class of shares issued and outstanding, (ii) each director, director nominee and named executive officer and (iii) all directors and executive officers as a group. As of March 30, 2009, we had 107,759,798 shares of Common Stock outstanding. If a person or entity listed in the following table is the beneficial owner of less than one percent of our Common Stock outstanding, this fact is indicated by an asterisk in the table. Unless otherwise noted, each person listed has sole voting and dispositive power over the shares indicated, and the address of each stockholder is the same as our address. The number of shares beneficially owned by a person includes the common shares that are issuable upon conversion of the 5.50% Convertible Senior Notes due 2011, (“Convertible Notes”), which are convertible at any time by the holder thereof. These shares are deemed outstanding for the purpose of computing their percentage ownership but are not outstanding for the purposes of computing the percentage ownership of any other person. The number of shares beneficially owned by a person also includes shares that are subject to stock options that are exercisable within 60 days of March 30, 2009. These shares are also deemed outstanding for the purpose of computing their percentage ownership. These shares are not outstanding for the purpose of computing the percentage ownership of any other person.

Name & Address of	Number of Shares
5% or Greater Holders	Beneficially Owned	Percent of Class
Whitebox Advisors, LLC. (1)	7,675,916	7.1%
3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55146

Schroder Investment Management Group (2)	7,093,718	6.6%
31 Gresham Street London, EC2V 7QA United Kingdom

BlackRock, Inc. (3)	6,919,508	6.4%
40 East 52nd Street New York, New York 10022

AQR Capital Management, LLC(4)	7,025,000	6.1%
Two Greenwich Plaza, 3rd Floor Greenwich, CT 06830

Directors and Executive Officers

Marc Bruner (5) (6)	4,161,422	3.8%

Mark A. Erickson (5) (7)	4,045,846	3.7%

W. King Grant (5)	1,103,078	1.0%

	Number of Shares
Name	Beneficially Owned	Percent of Class
Michael K. Decker (5)	983,933	*
Charles B. Crowell (5)	602,050	*
Carmen J. (Tony) Lotito (5)	417,866	*
Peggy A. Herald (5)	381,505	*
Richard J. Burgess (5) (8)	350,708	*
John D. Longwell (5)	298,523	*
Richard S. Langdon (5)	268,565	*
John A. Schmit (5)	132,708	*
Carl Stadelhofer (5)	83,434	*
All Directors and Executive Officers as a Group (12 persons) (5) (6) (7) (8)	12,829,638	11.3%

(1)	Whitebox Advisors, LLC acts as investment advisor to and therefore has investment discretion over the shares held by its clients.

(2)	Schroder Investment Management Group acts as investment advisor to and therefore has investment discretion over the shares held by its clients.

(3)	BlackRock, Inc. acts as investment advisor to and therefore has investment discretion over the shares held by its clients.

(4)	AQR Capital Management, LLC exercises voting and dispositive power over the securities comprised of 7,025,000 shares of common stock issuable upon the conversion of $28,100,000 of 5.5% Convertible Notes.

(5)	The following number of shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 15, 2009 are included in the amounts shown: Mr. Bruner, 1,150,000 shares; Mr. Erickson, 1,367,290 shares; Mr. Grant, 712,622 shares; Mr. Decker, 839,622 shares; Mr. Crowell, 423,958 shares; Mr. Lotito, 329,166 shares; Ms. Herald, 361,330 shares; Mr. Burgess, 217,708 shares; Mr. Longwell, 254,666 shares; Mr. Langdon, 267,708 shares; Mr. Schmit, 117,708 shares; and Mr. Stadelhofer, 83,434 shares.

(6)	The common stock held by Mr. Bruner includes 8,707 shares of common stock that is held by Resource Venture Management, which is a company owned by Mr. Bruner.

(7)	The common stock held by Mr. Erickson includes 161,254 shares of common stock owned by his wife as custodian for their children.

(8)	The common stock held by Mr. Burgess includes 40,000 shares of common stock held in a trust for Mr. Burgess’ wife of which he is the trustee.
SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS
Section 16 (a) of the Securities Exchange Act of 1934 requires the officers, directors and persons who own more than ten percent of our stock, to file reports of ownership and changes in ownership with the Securities Exchange Commission (“SEC”). Officers, directors and greater than ten percent owners are required by SEC regulations to furnish us with copies of all such Section 16 (a) forms they file.
Based solely on our review of the copies of such forms we have received, we believe that each of our officers, directors and greater than ten percent owners complied with all Section 16 (a) filing requirements applicable to them during the year ended December 31, 2008.
CORPORATE GOVERNANCE
Directors’ Meetings and Committees of the Board
The Board held six meetings during 2008. During 2008, each of the directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board held during the period that such director served as a director and (ii) the total number of meetings held by each committee of the Board on which such director served during the period that such director so served. Although we have no formal policy with respect to Director attendance at our annual meetings, we invite our Directors to attend. Last year all but one of our Directors attended our annual meeting.
The Board has formed an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.
The Audit Committee
The Audit Committee currently consists of Messrs. Lotito, Stadelhofer, Langdon and Crowell, all of whom are independent under the definition of independence used in the NYSE AMEX listing standards and the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Stadelhofer will not stand for re-election at the 2009 Annual Meeting therefore his membership on the Audit Committee will end upon the election of the new Board at the meeting. Mr. Lotito serves as the chairman of the Audit Committee. The Board has determined that Mr. Lotito is an audit committee financial expert with the meaning proscribed by the rules and regulations under the Exchange Act. The Audit Committee met six times during 2008. The Board has adopted a written charter for the Audit Committee, which is available on our Internet website at www.gascoenergy.com. The Audit Committee is primarily responsible for:
•	selecting the independent auditors for recommendation to the Board;

•	selecting the securities legal counsel for recommendation to the Board;

•	reviewing the scope of the proposed audit for the current year including the audit procedures to be utilized and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors;

•	reviewing the adequacy and effectiveness of the accounting and financial controls of Gasco;

•	reviewing the internal audit function including the independence and authority of its reporting obligations;

•	reviewing the financial statements contained in the annual and quarterly reports to shareholders;

•	reviewing the accounting and financial human resources and succession planning within Gasco, and

•	investigating any matter brought to its attention within the scope of its duties.
The Audit Committee has performed its annual review and assessment of the Audit Committee Charter, which was adopted in March 2001. The report of the Audit Committee is set forth below.
The Compensation Committee
The Compensation Committee currently consists of Messrs. Lotito, Stadelhofer, Burgess, Crowell and Schmit, all of whom are independent under the definition of independence used in the NYSE AMEX listing standards. Mr. Stadelhofer will not stand for re-election at the 2009 Annual Meeting therefore his membership on the Compensation Committee will end upon the election of the new Board at the meeting. The Compensation Committee met seven times during 2008. Mr. Lotito serves as chairman of the Compensation Committee. The Board has adopted a written charter for the Compensation Committee, which is available on our Internet website at www.gascoenergy.com. The report of the Compensation Committee with regard to compensation matters is set forth below. The Compensation Committee is responsible for:
•	assisting the Board in its responsibility relating to fair and competitive compensation of key employees of Gasco;

•	assuring that key employees, which includes all officers, are compensated in a manner consistent with the compensation philosophy and strategy of the Board and in compliance with the requirements of the appropriate regulatory bodies and any exchange rules to which we may be subject;

•	reviewing and approving our compensation philosophy and its compensation programs, plans and awards;

•	administering our long and short term incentive plans and stock option plans;

•	reviewing the compensation of our Chief Executive Officer and recommendations of the Chief Executive Officer as to appropriate compensation for the other executive officers and key personnel; and

•	reviewing and approving our general employee benefit plans as needed.

The Executive Committee
The Executive Committee currently consists of Messrs. Bruner, Erickson, Schmit and Crowell. The Executive Committee met ten times during 2008. Messrs. Bruner and Erickson are not considered independent as Mr. Bruner was a strategic consultant for Gasco during 2007 and Mr. Erickson is the President and the CEO of Gasco. The remaining members are independent under the definition of independence used in the NYSE AMEX listing standards. The principal responsibility of the Executive Committee is to aid and assist our management in the day-to-day operations of Gasco and to act on behalf of the Board, subject to certain limitations, when it is not feasible to call and convene a full board meeting.
The Nominating Committee
The Nominating Committee currently consists of Messrs. Crowell, Langdon, Lotito and Stadelhofer, all of whom are independent under the definition of independence used in the NYSE AMEX listing standards. Mr. Stadelhofer will not stand for re-election at the 2009 Annual Meeting therefore his membership on the Nominating Committee will end upon the election of the new Board at the meeting. The Nominating Committee met one time during 2008. The Board has adopted a written charter for the Nominating Committee, which is available on our Internet website at www.gascoenergy.com. The Nominating Committee is responsible for recommending to the Board nominees for election at the stockholders’ annual meeting and for recommending nominees for Board committees. To determine nominees for the Board, the Nominating Committee:
•	with respect to existing directors, reviews such director’s Board and committee meeting attendance and performance, length of Board service, experience, skills, contributions to the Board and independence;

•	in the event of a director vacancy, solicits recommendations from directors and senior management, and considers recommendations received from stockholders, for potential director nominees and

•	determines that the director nominee meets the director qualifications outlined in Gasco’s corporate governance guidelines, including that the director nominee possesses personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board in collectively serving the long-term interests of Gasco’s stockholders.
During January 2009, our Nominating Committee considered and approved our 2009 nominees for director. Our full Board, including those directors that are not independent, then considered and approved the nominees recommended by our Nominating Committee.
Charitable Contributions
During the fiscal year ended December 31, 2008, we did not make any contributions to any charitable organization in which an independent, non-management director served as an executive officer that exceeded the greater of $200,000 or 5% of the charitable organization’s consolidated gross revenues.

Director Nominations Process
The Nominating Committee is comprised of independent directors under the definition of independence used in the NYSE AMEX listing standards. Stockholders seeking to recommend director candidates for consideration by the Nominating Committee may do so by writing the Secretary of Gasco, giving the recommended candidate’s name, biographical data and qualifications; provided that such recommendations are submitted by shareholders within the time period set forth below under “Stockholder Proposals and Nominations.”
Approval by a majority of the members of the Nominating Committee is required to approve the director nominations, including those submitted by shareholders. The full Board, including directors that are not independent, also approves the director nominations. When identifying new director nominees, the Nominating Committee considers, among other factors, the candidate’s reputation; integrity; independence from Gasco; skills and business, government or other professional acumen, bearing in mind the composition of the Board and the current state of Gasco and the industry generally; the number of other public companies for which the candidate serves as director, though there is no limit on the number of public companies on which a director-nominee can serve; the availability of the candidate’s time and commitment to us and the candidate’s specific experience in the oil and gas business. In the case of current directors being considered for re-nomination, the Nominating Committee also takes into account the director’s tenure as a member of the Board, the director’s history of attendance at meetings of the Board and committees thereof; the director’s preparation for and participation in such meetings; and independence. The same criteria will be evaluated with respect to candidates recommended by stockholders. In addition, if applicable, the Nominating Committee takes into account whether a candidate has been designated by one or more groups of holders of our equity securities pursuant to the terms of such security.
Stockholder Communications
Stockholders may contact any director or committee of the Board by writing them c/o Secretary, Gasco Energy, Inc., 8 Inverness Drive E., Suite 100, Englewood, Colorado 80112. All such communication will be forwarded to the Board.
Certain Relationships and Related Transactions
Our “Corporate Code of Business Conduct and Ethics,” which is available on our Internet website at www.gascoenergy.com, addresses our policies and procedures for dealing with transactions with affiliates. We obtain full, excluding any interested director or executive officer, Board approval of any transaction with a director, executive officer or other affiliate of Gasco or where a conflict of interest could exist. A complete description of the transaction, including the services or products to be provided, the financial components related to the services or products, the nature of the relationship of the entity involved in the transaction, and any other contractual obligations related to the transaction, is presented to the Board for their review. If deemed appropriate, the Board will then indicate their approval of the transaction with a written resolution.
Marc A. Bruner Strategic Consulting Agreement. We entered into a Strategic Consulting Agreement with Mr. Bruner, effective January 2, 2003, that expires on January 31, 2010. The agreement is automatically extended each year for an additional one year-term from the next anniversary date unless we notify Mr. Bruner in writing at least 120 days prior to the next anniversary date that we will not be renewing the agreement on the next anniversary date. During 2006, the agreement entitled Mr. Bruner to an annual fee of $120,000 and an annual bonus payment equal to 0.875% of Gasco’s cash flow from wells drilled by or on behalf of Gasco. Mr. Bruner received an annual bonus of $126,735 for the year ended December 31, 2006. These fees and bonuses were paid to a company that is owned by Mr. Bruner. Effective January 1, 2007, Mr. Bruner agreed to reduce his annual fee to $48,000 and to waive his right to receive his annual bonus. There is no agreement or understanding for him to recover any of this compensation in the future. The agreement provided for the award to Mr. Bruner of 187,500 shares of Common Stock of Gasco from a restricted stock plan in exchange for the surrender by Mr. Bruner of vested options to purchase 150,000 shares of Common Stock at $3.15 per share, 50,000 shares of Common Stock at $3.00 per share and 925,000 shares of Common Stock at $2.00 per share. Mr. Bruner also had the right to receive 25% of all option grants made by us each calendar year during the term of the agreement. Mr. Bruner waived this right with respect to all option grants during 2008, 2007 and 2006. In addition, the agreement provides that each year Mr. Bruner and Gasco shall mutually agree on a performance-based bonus plan for Mr. Bruner. The agreement also contains non-compete provisions in the event of the termination of the agreement.
Mr. Bruner’s agreement also provides for certain payments in the event that the agreement is terminated for any reason other than his voluntary termination, death, disability or termination for cause. In the event that Mr. Bruner’s agreement is terminated by us without cause or due to certain change of control events, Mr. Bruner is entitled to receive an amount equal to his annual fee for the remaining term of the agreement plus an additional cash payment of $500,000. If the termination occurs at anytime when the average closing price for our Common Stock for the 30 trading days prior to termination is equal to between $1.50 per share and $1.99 per share, the additional cash payment will increase to $1,000,000. This payment will be further increased as such average closing price increases, up to a maximum of $3,500,000 if such average closing price is greater than $3.50 per share. If the termination is because of a change of control of Gasco, the additional cash payment will be based on the consideration per share paid to our shareholders in connection with the change of control instead of the market price of our common stock.
During the years ended December 31, 2008 and 2007 we paid $48,000 in consulting fees each year and during the year ended December 31, 2006 we paid consulting fees of $120,000 and an annual bonus of $126,735 to a company owned by Mr. Bruner pursuant to the Strategic Consulting Agreement described above. We are committed to pay consulting fees of $48,000 per year to Mr. Bruner’s company through January 31, 2010, as Mr. Bruner agreed to reduce his monthly consulting fees to $4,000 per month effective January 1, 2007.
In addition to the Strategic Consulting Agreement, Mr. Bruner has entered into a Termination and Settlement Agreement with Gasco (the “Settlement Agreement”). The Settlement Agreement governs the agreement between Gasco and each of Mr. Bruner and Mr. Marc Erickson, our President and Chief Executive Officer, though the provisions applicable to Mr. Erickson are discussed separately in the section titled “Potential Payments Upon Termination of Change in Control.” Pursuant to the Settlement Agreement, Mr. Bruner transferred to Gasco, for no consideration, his right, title, and interest in any working, royalty, overriding royalty, mineral or other interests located in the states of Utah or Wyoming that he received pursuant to a distribution agreement previously entered into between each of the parties. For Mr. Bruner, these interests range between .06% and 0.6% of our working interest in certain of its Utah and Wyoming properties. In the Settlement Agreement, Gasco has agreed to convey overriding royalty interests to Mr. Bruner in the event that (i) it sells all or substantially all of its interest in any properties subject to the transferred interests, (ii) certain change of control (as defined in the Settlement Agreement) events occur, or (iii) upon the termination of the Strategic Consulting Agreement between Gasco and Mr. Bruner. To show an example of the value of this Settlement Agreement, assuming a termination of such Strategic Consulting Agreement or a change of control occurring on December 31, 2008, the present value of the future cash flows from the overriding royalty interests for Mr. Bruner, discounted at 10%, would be $41,958. This value was determined based on the reserve value of the royalty interests as of December 31, 2008, and the reserve report prepared for the valuation of this interest used oil and gas prices of $15.33 per barrel of oil and $4.63 per thousand cubic feet of natural gas.
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Our Executive Compensation Program
This Compensation Discussion and Analysis reviews the compensation policies and decisions of the Compensation Committee with respect to the following individuals, who are referred to throughout this proxy statement as our “Named Executive Officers:”
•	Mark A. Erickson — President and Chief Executive Officer;

•	W. King Grant — Executive Vice President and Chief Financial Officer;

•	Michael K. Decker — Executive Vice President and Chief Operations Officer;

•	Peggy A. Herald — Vice President and Chief Accounting Officer; and

•	John D. Longwell — Vice President of Operations
Our compensation program has fixed compensation elements, such as base salary and benefits, as well as variable compensation elements that are related to performance. Each compensation component is described in more detail below. During the first quarter of 2009, we made the decision to reduce the annual compensation of our salaried employees by 10% to 20% in order to reduce our cost structure.
Objectives of Our Executive Compensation Program
We believe that the skill and dedication of our executive officers and other management personnel are critical factors affecting our long-term success in meeting our business objectives and fostering growth and profitability. Accordingly, the Compensation Committee has designed our compensation program in accordance with our compensation philosophy which is to:
•	motivate and retain our current executive officers;

•	attract new executives with the requisite skill sets to implement our business strategy as needed; and

•	align executive compensation with the attainment of strategic business objectives that increase shareholder returns.
Setting Executive Compensation
Role of the Compensation Committee, its Consultant and Management
The Compensation Committee establishes and administers our compensation policies and programs. It determines and approves both current compensation levels and short and long term incentives for our executives. In order to perform its function, the Compensation Committee relies, in part, on input from the Chief Executive Officer and other members of senior management in determining (i) the needs of our company, (ii) our perception in the employment market, (iii) the availability of talent and (iv) budgeted compensation levels for anticipated hires.

During 2007 and 2008, the Compensation Committee hired Thomas J. Reno & Associates, Inc. (“TJR”) to assist it in analyzing the form and amount of current, and make recommendations for future, executive compensation. Thomas J. Reno, a former Partner with KPMG, and now principal of TJR, provides guidance and technical expertise to client organizations in all aspects of human resource management, compensation and benefits. TJR is especially involved in providing compensation consulting to senior management of corporations, as well as for the board of directors and compensation committee members. TJR reported directly to the Compensation Committee and provided the Compensation Committee with competitive data as well as business and technical considerations, but did not recommend a specific program or pay level changes. Additional information regarding the role and authority of the Compensation Committee, its consultant and management in the process for determining executive compensation is provided in this proxy statement under “Corporate Governance.”
Use of Benchmarking and Peer Company Comparisons
The Compensation Committee strives to maintain an executive compensation program that is structured to provide our executive officers with compensation packages that are commensurate with our size and sufficient to retain personnel that we consider essential. To achieve this objective, the Compensation Committee compares all compensation components for our executive officers, at least annually, with data on similar positions at other organizations in our industry that are similar in number of employees, level of operations, gross revenue and total assets with which we compete for talent.
TJR assists the Compensation Committee by providing comparative market data on compensation practices and programs (the “Survey Data”) based on an analysis of 11 energy related companies that are our competitors (the “Peer Group”). The Peer Group, which is reviewed annually by the Compensation Committee, is used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have global businesses that compete with us for executive talent. With this information, the Compensation Committee reviews and analyzes the Survey Data as well as general economic conditions and marketplace compensation trends at each level of senior management, with the assistance of TJR, and makes adjustments as appropriate.
The following 11 companies comprised the Peer Group used for the Compensation Committee’s 2008 compensation decisions: Toreador Resources Corp, Carrizo Oil & Gas Inc., Harken Energy Corp, Harvest Natural Resources, Inc., Transmerdian Exploration, Inc., NGAS Resources, Inc., Parallel Petroleum Corp., Warren Resources Inc., GMX Resources Inc., Exploration Co of Delaware Inc. and Arena Resources Inc. These companies were selected as peers based upon the availability of the data related to the company, the level of operational sophistication, annual rates of production, market capitalization, and number of employees. This peer group differs from the peer group that we use in our stock performance graph which consists of all the publicly-held companies within Standard Industrial Classification code 1311, Crude Petroleum and Natural Gas, consisting of approximately 157 companies. We believe that the peer group used for our compensation decisions, which consists only those oil and gas companies that are similar to us in operations, number of employees and results of operations, provides a more appropriate comparison for our compensation program.
In addition to the Peer Group noted above, the Compensation Committee uses nationally recognized compensation surveys to assess the broader market competitiveness of our executive compensation. This data is generally provided by TJR and is the product of published and private survey sources representing compensation amounts for similar positions within our industry. The Compensation Committee uses data from these surveys to provide additional data against which they may compare the competitiveness of our executive compensation based against the broader market. Collectively, this competitive market data provides a frame of reference for the Compensation Committee when evaluating executive compensation, but is not the determinative factor for the compensation of our executive officers.
The Compensation Committee used the TJR provided information extensively in their determination of 2008 salaries and 2007 performance bonuses. However, during the fourth quarter of 2008, the severe disruptions in the credit markets and reductions in global economic activity had significant adverse impacts on stock markets and oil and gas-related commodity prices, which contributed to a significant decline in our stock price and is expected to negatively impact our future liquidity. As a result of these events, the Compensation Committee made the decision to disregard the TJR Survey Data in their determination of 2009 salaries and 2008 performance bonuses for our executive officers and to eliminate salary increases for 2009 maintaining 2008 salary levels, and to eliminate or reduce 2008 performance bonuses. If current market conditions worsen or remain the same, bonuses may be impaired or eliminated in future periods.
Compensation Components
Our executive and key management compensation is comprised of three major components: (1) base salary adjusted annually by the Compensation Committee; (2) annual cash bonuses awarded based on individual performance and the performance of our company; and (3) long-term equity-based incentives, typically delivered through stock option and restricted stock grants awarded based on individual performance and the performance of our company. Our executive officers may also be eligible for other elements of indirect compensation, comprised of health and welfare benefits, retirement and savings plans and certain perquisites. These are provided on a non-discriminatory basis to all of our employees. The Compensation Committee considers each of these elements when evaluating the overall compensation program design.
Base Salary
The Compensation Committee establishes base salaries that are sufficient to attract and retain individuals with the qualities it believes are necessary for our long-term financial success and that are competitive in the marketplace.
An executive officer’s base salary generally reflects the officer’s responsibilities, tenure, job performance and direct competition for the executive officer’s services. The Compensation Committee reviews the base salaries of each executive officer, including the Chief Executive Officer, on an annual basis. In addition to these annual reviews, the Compensation Committee may at any time review the salary of an executive officer who has received a significant promotion, whose responsibilities have been increased significantly or who is the object of competitive pressure. Any adjustments are based on the results of the annual review of market salary data, increases in the cost of living, job performance of the executive officer over time and the expansion of duties and responsibilities, if any. No pre-determined weight or emphasis is placed on any one of these factors.
The following table provides the base salary for our Named Executive Officers in fiscal years 2006, 2007 and 2008 and the percentage increase in their base salary between each year presented:

				Percentage	Percentage
				Increase	Increase
	Fiscal Year	Fiscal Year	Fiscal Year	From 2006 to	From 2007 to
Officer	2006 Salary	2007 Salary	2008 Salary	2007	2008
Mark A. Erickson	$200,000	$275,000	$291,500	37.5%	6.0%
W. King Grant	200,000	275,000	291,500	37.5%	6.0%
Michael K. Decker	200,000	275,000	291,500	37.5%	6.0%
John D. Longwell	158,750	225,000	236,000	41.7%	4.9%
Peggy A. Herald	114,583	147,000	156,000	28.3%	6.1%
Due to the particular skill sets of Messrs. Erickson, Decker and Grant with respect to industry knowledge, experience, management skills and financial and technical expertise, the Compensation Committee, in agreement with the above named executives, determined that the base salaries of these executives should be set at the same level. Therefore, in increasing base salaries for these executives for 2007 and 2008, one criterion that the Compensation Committee reviewed was the average of the base salaries of these three positions (Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer) at organizations within our Peer Group. The Compensation Committee reviewed the Survey Data from TJR as well as various surveys and publicly filed documents to determine comparable average base salaries within the industry. The skill sets, experience and performance of the individuals were also reviewed by the Compensation Committee in conjunction with the market analysis in a subjective process to set base salaries.
The market for technical, engineering, operational and financial personnel in the Rocky Mountain region is very competitive. Therefore, the Compensation Committee’s principal criterion for increasing the 2007 and 2008 base salaries of Mr. Longwell and Ms. Herald was executive retention. The increase in Ms. Herald’s salary during 2007 reflects her promotion to Vice President during May 2007. Third party data, as described above, is used to generally set their base salaries above the 75th percentile for similar job descriptions.
Annual Cash Bonus Awards
Guaranteed Bonuses. Pursuant to their employment agreements with us, Messrs. Erickson, Grant and Decker are entitled to receive an annual bonus equal to 0.875%, 0.50% and 0.75%, respectively, of our cash flow from wells drilled by us or on our behalf. These amounts are included in the “Bonus” column of the Summary Compensation Table.
Annual Incentive Compensation. Annual cash bonus awards, exclusive of the guaranteed bonuses pursuant to the employment agreements described above, are intended to compensate, and thus provide incentives to, individuals for exceptional effort and job performance, thereby facilitating our continued growth and success by providing rewards that are commensurate with individual achievement. Annual cash bonus awards, when given, typically amount to between 10% and 50% (which represents the approximate range of average annual bonuses awarded by our Peer Group) of each individual’s annual base salary and is primarily meant to reward the individual for the previous year’s performance. Cash bonus awards are favored by the Compensation Committee in situations where it believes that an executive is worthy of an incentive-based award and when it believes that the base salary of such executive is not at the level of competitiveness that the Compensation Committee feels appropriate. The Compensation Committee considers the achievements of our company, and the employee’s relationship thereto, in order to determine the level of the cash bonus, if any, to be awarded. The Compensation Committee focuses on our earnings, the return on shareholders’ equity, the growth in proved oil and gas reserves and the successful completion of specific projects to determine the level of bonus awards, if any.
In light of the recent market conditions as described above, Messrs. Erickson, Grant and Decker were not awarded annual cash bonuses for 2008 and the bonuses for 2008 for these three Named Executive Officers disclosed in the “Bonus” column of the Summary Compensation Table represent the guaranteed bonuses described above. The annual cash bonuses awarded to Ms. Herald and Mr. Longwell during 2008 were based primarily on individual performance and title/function in order to reward and retain key personnel.
Long-Term Equity Based Incentives
Stock option and restricted stock awards are utilized for aligning the executives’ interests with those of the shareholders by giving each individual direct ownership in our company. We also believe that these awards serve as an incentive to remain with Gasco since unvested stock grants and options are forfeited if the executive leaves us. The Compensation Committee focuses on our earnings, the return on shareholders’ equity, the growth in proved oil and gas reserves and the successful completion of specific projects to determine the level of stock option and restricted awards, if any. The Compensation Committee awards restricted stock in order to provide a form of tangible compensation which is also tied to our performance and provides incentives to remain an employee. Stock option awards are given as long-term incentives to our employees to give them a vested interest in our performance and to remain an employee over the long term. Decisions to grant stock options are normally made when industry conditions cause concern that personnel may be lost. Periodic long-term equity based incentives are awarded by the Compensation Committee to the executive officers.
Other Benefits
In addition to base salaries, annual cash bonus awards and long-term equity-based incentives, we provide the following other forms of compensation:
•	401(k) Profit Sharing Plan. We have a defined contribution profit sharing/401(k) plan, which is designed to assist our eligible officers and employees in providing for their retirement. We match the contributions of our employees to the plan, in cash, at the rate of up to 5% of an employee’s wages or salary. Our matching contribution vests immediately upon receipt.

•	Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability insurance, life insurance and flexible healthcare and dependant care spending accounts to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all employees.

•	Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and for that reason, we provide only limited other personal benefits. In fiscal 2008, such benefits included the employer contribution to the 401(k) plan of each Named Executive Officer and the payroll taxes paid on behalf of each individual related to the vesting of restricted stock. See footnote 2 to the Summary Compensation Table below.

Employment Agreements, Severance Benefits and Change in Control Provisions
We maintain employment and other compensatory agreements with certain of our corporate officers to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as change in control payments, are essential to retaining our talent and protecting our stockholders. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. These agreements and our severance terminology are described in more detail elsewhere in this proxy statement. Please read “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” as well as “Executive Compensation — Potential Payments Upon Termination or Change in Control.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us for “cause,” death or disability, each as defined in the applicable executive’s agreement.
The employment and other compensatory agreements between us and certain of our Named Executive Officers and the related severance provisions are designed to provide incentive to those officers to remain in our employ. Our agreements with such Named Executive Officers provide different types of compensation for terminations with cause, termination without cause and for situations involving a change of control of the company. By providing minimal or no benefits in the cases of voluntary resignation or termination with cause, such Named Executive Officers are motivated to remain in the employ of Gasco and perform their duties as required. On the other hand, they are given security and are encouraged to remain with Gasco by providing for extra compensation and benefits in the event of termination without cause or in conjunction with a change in control.
Other Matters
Stock Ownership Guidelines and Hedging Prohibition
Our Insider Trading Policy prohibits our executive officers from entering into certain types of derivative transactions related to our common stock.
Tax Treatment of Executive Compensation Decisions
In conducting our executive compensation programs, the Compensation Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly-held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or any of their four other most highly compensated corporate officers, other than the chief financial officer, who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by our stockholders. We have in the past, and may from time to time in the future, pay compensation that is not deductible to our executive officers.
Accounting Treatment of Executive Compensation Decisions
We account for stock-based awards based on their grant date fair value, as determined under Statement of Financial Accounting Standards Board No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). Compensation expense for these awards, to the extent such awards are expected to vest, is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier). If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that ultimately will vest over the requisite service or other period over which the performance condition is expected to be achieved. In connection with its approval of stock-based awards, the Compensation Committee is cognizant of and sensitive to the impact of such awards on stockholder dilution. The Compensation Committee also endeavors to avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked to market on a quarterly basis. The accounting treatment for stock-based awards does not otherwise impact the Compensation Committee’s compensation decisions.
EXECUTIVE COMPENSATION
Summary Compensation
The following table sets forth the compensation paid to our Named Executive Officers for services rendered in all capacities during the years ended December 31, 2008, 2007 and 2006.
Summary Compensation Table for the Year Ended December 31, 2008

Name & Principal				Stock	Option	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Total
		($)	($)(1)	($)(2)	($)(2)	($)(3)	($)
Mark A. Erickson	2008	291,500	230,203	2,183	30,679	11,514	566,079
President	2007	275,000	149,146	38,472	243,609	9,073	715,300
Chief Executive Officer	2006	200,000	176,735	103,665	322,892	8,800	812,092

W. King Grant	2008	291,500	131,545	2,183	61,324	11,514	498,066
Executive Vice President and	2007	275,000	110,941	25,101	243,609	9,073	663,725
Chief Financial Officer	2006	200,000	122,470	57,685	322,892	8,800	771,848

Michael K. Decker	2008	291,500	197,317	2,183	61,324	11,514	563,838
Executive Vice President and	2007	275,000	136,411	25,112	243,609	9,073	689,206
Chief Operations Officer	2006	200,000	158,630	51,667	322,892	8,800	741,989

Peggy A. Herald	2008	156,000	35,000	5,979	32,293	9,514	238,786
Vice President and	2007	147,000	42,500	6,701	131,940	7,653	335,794
Chief Accounting Officer	2006	114,583	27,500	9,026	195,037	5,623	351,769

John D. Longwell	2008	236,000	60,000	5,979	32,293	11,514	345,786
Vice President Operations	2007	225,000	80,000	11,381	148,614	9,073	474,068
	2006	158,750	50,000	19,316	230,444	8,136	466,646

(1)	The bonus awards for Messrs. Erickson, Grant and Decker represent guaranteed bonuses per their individual employment agreements.

(2)	Restricted stock awards and stock option awards vest at varying schedules within two to five years of the grant date. The value of the restricted stock and stock option awards represents the dollar amounts of compensation expense recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, respectively, in accordance with SFAS 123(R). A discussion of the valuation assumptions used for purposes of the SFAS 123(R) calculation is included under Note 3 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Amount represents the employer contribution to the 401(k) plan of each Named Executive Officer. Additionally, the 2008 and 2007 amounts include $14 and $73 of payroll taxes for each Named Executive Officer, respectively.
Grants of Plan Based Awards
The following table sets forth information concerning each grant of an award made during the year ended December 31, 2008 to our Named Executive Officers under any plan, including awards that have been transferred.

GRANTS OF PLAN BASED AWARDS
		All Other
		Stock	All Other Option
		Awards:	Awards: Number
		Number of	of Securities	Exercise or Base	Grant Date Fair
		Shares of	Underlying	Price of Option	Value of Stock and
Name	Grant Date	Stock or Units	Options	Awards	Option Awards
		(#)	(#)	($/Sh)(1)	($)(2)
Mark A. Erickson	9/18/08	—	200,000	$1.80	$214,000
	12/15/08	—	31,250	1.00	4,375

W. King Grant	1/23/08	—	50,000	1.99	65,500
	9/18/08	—	200,000	1.80	214,000
	12/15/08	—	31,250	1.00	4,375

Michael K. Decker	1/23/08	—	50,000	1.99	65,500
	9/18/08	—	200,000	1.80	214,000
	12/15/08	—	31,250	1.00	4,375

Peggy A. Herald	9/18/08	—	75,000	1.80	80,250
	12/15/08	—	12,500	1.00	1,750
	12/18/08	—	35,000	0.50	6,300

John D. Longwell	9/18/08	—	75,000	1.80	80,250
	12/15/08	—	12,500	1.00	1,750
	12/18/08	—	35,000	0.50	6,300

(1)	The exercise price is equal to or below the closing market price per share on the grant date.

(2)	The stock options were valued using the SFAS 123(R) value of the option on the grant date. Under SFAS 123R, the grant date fair value of each stock option award is calculated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes model was used with the following assumptions: volatility rates of between 156.2% and 175.9%; risk-free interest rates of between 1.40% and 3.25% based on a U.S. Treasury rate of five to six years; and a five to six-year option life. The options vest at varying rates from one to two years.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table for 2008.
Employment Agreements
Mark A. Erickson. We entered into an employment agreement with Mr. Erickson effective January 2, 2003, that currently expires on January 31, 2010. The agreement is automatically extended each year for an additional one year-term from the next anniversary date unless we notify Mr. Erickson in writing at least 120 days prior to the next anniversary date that we will not be renewing the agreement on the next anniversary date. Mr. Erickson serves as our Chief Executive Officer and President. Mr. Erickson’s employment agreement entitles him to an annual salary of $120,000, subject to increase at the discretion of the Board of Directors, and an annual bonus equal to 0.875% of our cash flow from wells drilled by or on our behalf. The Board of Directors approved an increase in Mr. Erickson’s annual salary to $291,500 effective January 1, 2008. Mr. Erickson’s employment agreement provided for the issuance of 187,500 shares of common stock from a restricted stock plan in exchange for the surrender by Mr. Erickson of vested options to purchase 250,000 shares of common stock at $3.00 per share and 875, 000 shares of common stock at $2.00 per share. Mr. Erickson also has the right to receive 25% of all option grants made by us each calendar year during the term of the agreement. Mr. Erickson waived this right with respect to all option grants during 2008, 2007 and 2006 in order to reduce dilution to our shareholders and improve our access to the capital markets. In addition, the employment agreement provides that each year Mr. Erickson and our company shall mutually agree on a performance-ba sed bonus for Mr. Erickson. The employment agreement also contains non-compete provisions in the event of Mr. Erickson’s termination of employment. Mr. Erickson’s employment agreement was amended on January 1, 2009 and on January 22, 2009 to among other things, (i) provide for the forfeit of any right to the annual incentive bonus compensation due to Mr. Erickson if he does not remain employed by us through receipt of the signed audit letter relating to such year and (ii) provide for a cash payment, upon termination of his employment without cause or a change in control of Gasco, to Mr. Erickson in an amount equal to twice the amount paid to such executive as annual bonus compensation for the previous fiscal year.
W. King Grant III. We entered into an employment agreement with Mr. Grant effective January 2, 2003, that currently expires on January 31, 2010. The agreement is automatically extended each year for an additional one year-term from the next anniversary date unless we notify Mr. Grant in writing at least 120 days prior to the next anniversary date that we will not be renewing the agreement on the next anniversary date. Mr. Grant serves as our Chief Financial Officer and Executive Vice President. Mr. Grant’s employment agreement entitles him to an annual salary of $175,000, subject to increase at the discretion of the Board of Directors, and an annual bonus equal to 0.5% of our cash flow from wells drilled by or on our behalf. The Board of Directors approved an increase in Mr. Grant’s annual salary to $291,500 effective January 1, 2008. The employment agreement provided for the award to Mr. Grant of options to purchase 200,000 shares of common stock at $1.00 per share. The options vested 16 2/3% at the end of each four month period after the issuance date, February 14, 2003, until they became fully vested on February 14, 2005. Mr. Grant is also entitled to receive 10% of all option grants made by us each calendar year during the term of the agreement. Mr. Grant waived this right with respect to all option grants during 2007, 2006 and 2005 in order to reduce dilution to our shareholders and improve our access to the capital markets. In addition, the employment agreement provides that each year Mr. Grant and our company shall mutually agree on a performance-based bonus for Mr. Grant. The employment agreement also contains non-compete provisions in the event of Mr. Grant’s termination of employment. Mr. Grant’s employment agreement was amended on January 1, 2009 and on January 22, 2009, to among other things (i) provide for the forfeit of any right to the annual incentive bonus compensation due to Mr. Grant if he does not remain employed by the us through receipt of the signed audit letter relating to such year and (ii) provide for a cash payment, upon termination of his employment without cause or a change in control of Gasco, to Mr. King in an amount equal to twice the amount paid to such executive as annual bonus compensation for the previous fiscal year.
Michael K. Decker. We entered into an employment agreement with Mr. Decker effective July 1, 2003, that currently expires on January 31, 2010. The agreement is automatically extended each year for an additional one year-term from the next anniversary date unless the we notify Mr. Decker in writing at least 120 days prior to the next anniversary date that we will not be renewing the agreement on the next anniversary date. Mr. Decker serves as our Chief Operating Officer and Executive Vice President. Mr. Decker’s employment agreement entitles him to an annual salary of $175,000 subject to increase at the discretion of the Board of Directors, and an annual bonus equal to 0.75% of our cash flow from wells drilled by or on our behalf. The Board of Directors approved an increase in Mr. Decker’s annual salary to $291,500 effective January 1, 2008. The employment agreement also provided for the award of options to purchase 350,000 shares of common stock at $1.00 per share. The options vested 16 2/3% at the end of each four month period after the issuance date, February 14, 2003, until they became fully vested on February 14, 2005. Mr. Decker is also entitled to receive 10% of all option grants made by us each calendar year during the term of the agreement. Mr. Decker waived this right with respect to all option grants during 2007, 2006 and 2005 in order to reduce dilution to our shareholders and improve our access to the capital markets. In addition, the employment agreement provides that each year Mr. Decker and our company shall mutually agree on a performance-based bonus for Mr. Decker. The employment agreement also contains non-compete provisions in the event of Mr. Decker’s termination of employment. Mr. Decker’s employment agreement was amended on January 1, 2009 and on January 22, 2009 to among other things, (i) provide for the forfeit of any right to the annual incentive bonus compensation due to Mr. Decker if such executive does not remain employed by us through receipt of the signed audit letter relating to such year and (ii) provide for a cash payment, upon termination of his employment without cause or a change in control of Gasco, to Mr. Decker in an amount equal to twice the amount paid to such executive as annual bonus compensation for the previous fiscal year.
Salary and Bonus Awards in Proportion to Total Compensation
The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of salary and bonus.

Named Executive Officer	Year	Percentage of Total Compensation
Mark A. Erickson	2008	11%
	2007	12%
	2006	14%

W. King Grant	2008	9%
	2007	11%
	2006	12%

Michael K. Decker	2008	10%
	2007	11%
	2006	13%

Peggy A. Herald	2008	4%
	2007	5%
	2006	5%

John D. Longwell	2008	6%
	2007	8%
	2006	8%

Outstanding Equity Awards at Fiscal Year-end
The following table shows unexercised stock options and stock that has not vested as of December 31, 2008 for each Named Executive Officer.

	Outstanding Equity Awards as of December 31, 2008
	Option Awards				Stock Awards
	Number of	Number of				Market
	Securities	Securities			Number of	Value of
	Underlying	Underlying			Shares or	Shares or
	Unexercised	Unexercised			Units of	Units of
	Options	Options	Option	Option	Stock That	Stock That
	(#)	(#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested
		(1)	($)		(#)(2)	($)
Mark A. Erickson	1,000,000	—	1.00	1/2/11	600	234
	25,000	—	2.00	12/31/11
	100,000	—	1.92	7/27/14
	160,000	—	3.39	6/9/15
	66,666	133,334	1.80	9/18/13
	15,624	15,626	1.00	12/15/13

W. King Grant	137,000	—	2.00	12/31/11	600	234
	200,000	—	1.00	2/10/13
	100,000	—	1.92	7/27/14
	160,000	—	3.39	6/9/15
	33,332	16,668	1.99	1/23/18
	66,666	133,334	1.80	9/18/13
	15,624	15,626	1.00	12/15/13

Michael K. Decker	114,000	—	2.00	12/31/11	600	234
	350,000	—	1.00	2/10/13
	100,000	—	1.92	7/27/14
	160,000	—	3.39	6/9/15
	33,332	16,668	1.99	1/23/18
	66,666	133,334	1.80	9/18/13
	15,624	15,626	1.00	12/15/13

Peggy A. Herald	100,000	—	1.73	1/2/12	8,600	3,354
	50,000	—	1.00	2/10/13
	40,000	—	1.92	7/27/14
	125,000	—	3.39	6/9/15
	15,080	60,320	1.90	9/26/17
	25,000	50,000	1.80	9/18/13
	6,250	6,250	1.00	12/15/13
	—	35,000	0.50	12/18/13

John D. Longwell	15,000	—	1.00	2/10/13	8,600	3,354
	33,336	—	1.92	7/27/14
	160,000	—	3.39	6/9/15
	15,080	60,320	1.90	9/26/17
	25,000	50,000	1.80	9/18/13
	6,250	6,250	1.00	12/15/13
	—	35,000	0.50	12/18/13

(1)	The unexercisable stock options with a strike price of $1.80 (500,002 shares) vest 16 2/3%

at the end of each four-month period after the issuance date of September 18, 2008. The unexercisable stock options with a strike price of $1.99 (33,336 shares) vest 16 2/3% at the end of each four-month period after the issuance date of January 23, 2008. The unexercisable stock options with a strike price of $1.90 (120,640 shares) vest 20% on each anniversary date of September 26, 2007 for the following five years. The unexercisable stock options with a strike price of $1.00 (59,378 shares) vest 25% at the end of each three-month period after the issuance date of December 15, 2008. The unexercisable stock options with a strike price of $0.50 (70,000 shares) vest 40% on the first anniversary and 60% on the second anniversary of the grant date of December 18, 2008.

(2)	The unvested shares of restricted stock vest as follows: Mr. Erickson’s shares vest 600 shares on December 15, 2009; Mr. Grant’s shares vest 600 shares on December 15, 2009; Mr. Decker’s shares vest 600 shares on December 15, 2009; Ms. Herald’s shares vest 600 shares on December 15, 2009 and 2,000 shares on the anniversary of the grant date of September 26, 2007 for the next four years; Mr. Longwell’s shares vest 600 shares on December 15, 2009, and 2,000 shares on the anniversary of the grant date of September 26, 2007 for the next four years.
Option Exercises and Stock Vested
The following table sets forth certain information regarding the exercise of stock options and the vesting of stock awards during 2008 on an aggregated basis for each of our Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
	(#)	$(1)	(#)	($)(2)
Mark A. Erickson	—	—	500	195
W. King Grant	25,000	5,000	500	195
Michael K. Decker	25,000	22,111	500	195
Peggy A. Herald	—	—	2,500	3,555
John D. Longwell	—	—	2,500	3,555

(1)	The value of the stock realized upon exercise represents the difference between the exercise price and the market price multiplied by the number of the shares of stock on the exercise date.

(2)	The value of the restricted stock awards upon vesting was determined by multiplying the number of shares of stock by the market price of the shares on the vesting date.

EQUITY COMPENSATION PLANS
The table below provides information relating to our equity compensation plans as of December 31, 2008.

	Number of
	securities to be
	issued upon				Number of securities
	exercise of		Weighted average		remaining available
	outstanding		exercise price of		for future issuance
	options,		outstanding		(excluding securities
	warrants and		options, warrants		reflected in
Plan Category	rights		and rights		column)
Equity compensation plans approved by security holders Stock option plan	8,523,788	(b)	$2.15		2,251,442	(a)
Restricted stock plan	233,300	(c)	N/A		292,150
Equity compensation plans not approved by security holders	2,601,000		$1.74		—	(d)

Total	11,037,958		$2.06	(e)	2,543,592

(a)	As of December 31 of each year, the number of shares of common stock issuable under our stock option plan automatically increases so that the number of shares of common stock issuable under the plan will be equal to 10% of the total number of shares of common stock outstanding on that date.

(b)	Shares issued under the stock option plan vest at varying schedule within one to five years of the grant date, provided in each case the holder remains employed by us.

(c)	The restricted shares vest at varying schedules within three to five years from the date of the award, provided the holder remains employed by us.

(d)	The equity compensation plan not approved by shareholders is comprised of individual common stock option agreements issued to our directors, consultants and employees as summarized below. The common stock options vest between zero and two years of the date of issue and expire during the period from 2011 through 2013. The exercise prices of these options range from $1.00 per share to $3.00 per share. Since these options were issued pursuant to individual compensation arrangements, there are no options available under any plan for future issuance. The material terms of these options are as follows:

	Number of			Expiration
Options Issued to:	Options	Exercise Price	Vesting Dates	Dates
Employees	1,526,000	$1.00 - $3.00	2001 — 2003	2011 — 2013
Consultants	50,000	$1.80	2001	2011
Directors	1,025,000	$2.00	2001	2011

Total Issued	2,601,000

(e)	Weighted average exercise price of options to purchase a total of 11,124,788 shares of common stock.

REPORT OF THE COMPENSATION COMMITTEE
During the last fiscal year, and this year in preparation for the filing of this proxy statement with the SEC, the Compensation Committee:
•	reviewed and discussed the information included in the “Compensation Discussion and Analysis” above with management; and

•	based on the review and discussions, recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in Gasco Energy, Inc.’s proxy statement and incorporated by reference into Gasco Energy, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
The Compensation Committee,
CARMEN LOTITO
CHARLES B. CROWELL
CARL STADELHOFER
JOHN A. SCHMIT
RICHARD J. BURGESS
Potential Payments Under Termination or Change in Control
The agreements discussed in the following section were amended during 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
We have entered into employment agreements with Messrs. Erickson, Grant, and Decker (collectively, the “Agreements”), which contain provisions regarding payments to be made to such individuals (the “Service Providers”) upon a termination of their employment, either alone or in connection with a change of control. The general provisions of these Agreements are described in greater detail in the section of this proxy statement entitled “Employment Agreements,” while the following discussion focuses on the terms and provisions that affect the Service Providers’ potential severance payments.
For purposes of the Agreements, “cause” shall exist for termination of a Service Provider if he (i) pleads or is found guilty of a felony involving an act of dishonesty or moral turpitude; (ii) has engaged in gross misconduct that is materially and demonstratively injurious to Gasco; (iii) has made any material misrepresentation or omission to Gasco regarding affiliates of the Service Provider; (iv) has committed an unexcused material breach of his employment duties; (v) has been guilty of habitual neglect of his duties; (vi) has usurped a corporate opportunity, is guilty of fraudulent embezzlement of property or funds of Gasco, or committed any act of fraud or intentional misrepresentation, moral turpitude, dishonesty or other misconduct that would constitute a felony; or (vii) has committed a material, unexcused breach of the Agreement.
For purposes of the Agreements, a “change of control” shall be deemed to have occurred if: (i) upon either of (A) any consolidation or merger of Gasco with another corporation where less than 50% of the outstanding voting securities of the resulting corporation are owned by the stockholders of Gasco immediately prior to such consolidation or merger, or (B) any sale, lease, exchange or other transfer (whether in one transaction or a series of related transactions) of all, or substantially all, of Gasco’s assets; (ii) a complete liquidation or dissolution of Gasco; (iii) any person becoming the beneficial owner of 50% or more of our outstanding common stock, without the prior approval of the Board of Directors; (iv) during any consecutive two-year period, individuals who at the beginning of the period constituted the entire Board of Directors cease to constitute a majority of the Board of Directors unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (v) a change of control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 shall have occurred; or (vi) any consolidation or merger of Gasco with another corporation that results in the Service Provider not being retained by the Board of Directors in his current position.
Service Provider’s will have incurred a “disability” under the Agreements if, as a result of the Service Provider’s incapacity due to physical or mental illness, the Service Provider shall have been absent from his duties on a full-time basis for three consecutive months, and within 30 days following a written notice of termination, the Service Provider has not returned to the full-time performance of his duties.
Pursuant to the Agreements, in the event one of the Service Providers is terminated due to death or disability, by mutual agreement of the parties, after 90 days’ notice by the Service Provider, or due to the expiration of the term of the Agreement, the Service Provider will receive any salary, bonus compensation, and vacation accrued but unpaid through the date of termination, payable in a lump sum on the date of termination. The Service Provider will also be entitled to exercise any vested options granted under our stock option plan for a period of one year following the date of such termination.
If we provide the Service Provider with 90 days’ notice that we will not renew the term of the Agreement, we will pay the Service Provider a termination payment in an amount equal to the greater of (i) $250,000 ($500,000 in the case of Mr. Erickson), or (ii) the amount specified in the “Recommended Change of Control Values Chart” below, the level of payment applicable to be determined by the average closing price of our stock for the thirty (30) trading days prior to the date of termination. Effective January 1, 2009, the Agreements were amended to eliminate our obligation to make certain cash payments to the Service Provider upon our decision not to extend the term of the Agreement.
The Agreements provide that if a Service Provider is terminated without “cause” by Gasco or if he terminates his employment, at his option, because (i) Gasco significantly diminishes his responsibilities without cause, (ii) Gasco fails to maintain appropriate directors’ and officers’ liability insurance, (iii) in the case of Mr. Erickson only, Gasco removes him from the Board of Directors of Gasco, or (iv) in the case of Mr. Grant only, Gasco requires that he change the principal location of his employment in violation of his Agreement, the Service Provider will receive the following compensation: (A) any salary, bonus compensation, and vacation accrued but unpaid through the date of termination, payable in a lump sum on the date of termination, plus (B) an amount equal to the greater of (1) his base salary for one year, or (2) his base salary for the remaining term of the Agreement plus an amount equal to the greater of (x) $250,000 ($500,000 in the case of Mr. Erickson), or (y) the amount specified in the “Recommended Change of Control Values Chart.” In addition, any unvested stock options held by the Service Provider will immediately vest and the Service Provider will be entitled to exercise all vested options granted under our stock option plan for a period of one year following the date of termination.
In the event a Service Provider is terminated as a result of a “change of control,” he will receive (i) any salary, bonus compensation, and vacation accrued but unpaid through the date of termination, and (ii)(A) if the change of control has not been recommended by our Board of Directors to its shareholders, an amount equal to the greater of (I) $750,000 ($1,500,000 in the case of Mr. Erickson) or (II) the amount specified in the “Recommended Change of Control Values Chart” below, or (B) if the change of control has been recommended by our Board of Directors to its shareholders, the Service Provider shall receive an amount based on the cash equivalent consideration paid to a holder of one share of our common stock as set forth in the “Recommended Change of Control Values Chart:”

Recommended Change of Control Values Chart

	Value of consideration for	Messrs. Decker
Level	each Common Share	and Grant	Mr. Erickson
I	$1.00 — $1.49	$250,000	$500,000
II	$1.50 — $.199	$500,000	$1,000,000
III	$2.00 — $2.49	$1,000,000	$2,000,000
IV	$2.50 — $2.99	$1,250,000	$2,500,000
V	$3.00 — $3.49	$1,500,000	$3,000,000
VI	>$3.50	$1,750,000	$3,500,000
In addition, in the event a Service Provider is terminated in connection with a change of control, whether recommended by the Board of Directors or not, any unvested stock options held by the Service Provider will immediately vest and the Service Provider will be entitled to exercise all vested options granted under our Stock Option Plan for a period of one year following the date of termination.
The Agreements contain confidentiality and non-solicitation provisions. In the event of a breach of any of these covenants, we could terminate the Service Provider for cause (provided the breach was material). In addition, we would be entitled to, in addition to all other remedies at law and in equity, specific performance and may require the Service Provider to account for any profits or other benefits received in violation thereof. The Agreements do not prohibit the waiver of a breach of these covenants.
In addition to the Agreements, we entered into a Termination and Settlement Agreement with Mr. Erickson (the “Settlement Agreement”). The Settlement Agreement governs the agreement between us and both Mr. Erickson and Mr. Marc Bruner, a consultant for Gasco, though the provisions applicable to Mr. Bruner are discussed separately in the section titled “Certain Relationships and Related Transactions.” Pursuant to the Settlement Agreement, Mr. Erickson transferred to Gasco, for no consideration, his right, title, and interest in any working, royalty, overriding royalty, mineral or other interests located in the states of Utah or Wyoming that he received pursuant to a distribution agreement previously entered into between all of the parties. For Mr. Erickson, these interests range between .06% and 0.6% of our working interest in certain of its Utah and Wyoming properties. In the Settlement Agreement, Gasco has agreed to convey overriding royalty interests to Mr. Erickson in the event that (i) it sells all or substantially all of its interest in any properties subject to the transferred interests, (ii) certain change of control events occur (as defined below), or (iii) upon the termination of the Agreement between Gasco and Mr. Erickson. Assuming a termination of his Agreement or a change of control occurring on December 31, 2008, the present value of the future cash flows from the overriding royalty interests that Mr. Erickson would receive, discounted at 10%, would be $42,583, as disclosed in the table below.
The “change of control” definition in the Settlement Agreement is not identical to the term as used in the Agreements. For purposes of the Settlement Agreement, a change of control shall occur upon any of the following events: (i) any person, other than a person holding securities under one of our employee benefit plans, becomes the beneficial owner of our common stock representing 50% or more of our common stock’s voting power; (ii) a merger or consolidation, unless 51% of the combined voting power of our stock is still held by the same people following such merger or consolidation; (iii) a complete liquidation of Gasco; (iv) the sale or disposition of substantially all of Gasco’s assets.
While Peggy Herald and John Longwell do not have employment agreements with Gasco, both of these officers have been granted stock options under the San Joaquin Resources Inc. 1999 Stock Option Plan

(the “Stock Option Plan”). San Joaquin Resources Inc. is a wholly owned subsidiary of Gasco. The Stock Option Plan provides that upon a sale of all or substantially all of the assets of the company, or a merger, consolidation or other reorganization of the company where the company is not the surviving corporation (a “corporate transaction”), acceleration of the vesting of all outstanding options under the Stock Option Plan will occur immediately before such corporate transaction. If we determine that the accelerated vesting of the stock options under this plan is not in the best interests of the company, then we may alternatively require the successor corporation to assume the outstanding stock options, but for purposes of the table below, we have assumed that upon a corporate transaction, all of the previously unvested stock options granted under the Stock Option Plan for both Ms. Herald and Mr. Longwell shall receive accelerated vesting.
The following table presents the amounts payable to the Service Providers pursuant to the Agreements and the Settlement Agreement described above, and our two other named executive officers pursuant to the Stock Option Plan. Each of the amounts in the table assumes that the applicable triggering event occurred on December 31, 2008, and that all salary, bonus compensation and accrued vacation had been paid as of the termination date. All amounts are the cumulative payments that would be received under each termination scenario, and are our best estimate as to the compensation that each Service Provider would receive, although the exact amount of any individual payment would only be determinable upon an actual termination.
Potential Payments Upon Termination or Change of Control

Termination
		by Gasco			Payment
		Without			under the
		Cause or by		Change of	Settlement	Corporate
		Service	Change of	Control Not	Agreement	Transaction
	Non-	Provider for	Control Recommended	Recommended	for a Change	under the
	Renewal	Approved	by Board of	by Board of	in Control or	Stock
	by Gasco	Reasons	Directors	Directors	Termination	Option Plan
Name	(1)	(2)	(3)	(4)	(5)	(6)
Mark A. Erickson	$500,000	$500,000	N/A	$1,500,000	$42,583	N/A
W. King Grant	250,000	250,000	N/A	750,000	N/A	N/A
Michael K. Decker	250,000	250,000	N/A	750,000	N/A	N/A
Peggy A. Herald	N/A	N/A	N/A	N/A	N/A	N/A
John D. Longwell	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The Agreements provide for the greater of either a fixed amount, or the amount as determined by the “Recommended Change of Control Values Chart” for each Service Provider in the event that the Agreements are not renewed by Gasco; the fixed amount in the Agreements was the greater of the two numbers, thus this column reflects the fixed amount. Effective January 1, 2009, the Agreements were amended to eliminate our obligation to make certain cash payments to the Service Providers upon our decision not to extend the term of the Agreement.

(2)	The Agreements provide for the greater of either a fixed amount, or the amount as determined by the “Recommended Change of Control Values Chart” for each Service Provider in the event that the Service Provider is terminated by Gasco without cause or by the Service Provider for approved reasons; the fixed amount in the Agreements was the greater of the two numbers, thus this column reflects the fixed amount. Pursuant to the Agreements, the Service Providers are entitled to the accelerated vesting of 148,960 stock options for Mr. Erickson; $165,628 stock options for Mr. Grant and 165,628 stock options for Mr. Decker, but as of

December 31, 2008, the closing price of our stock was $0.39, and the exercise prices for each of our Service Provider’s stock options were between $1.00 and $1.99 per share. There is no additional value in the table above for the acceleration of vesting for “underwater” stock options.

(3)	Using the “Recommended Change of Control Values Chart” above, this column shows the amounts each Service Provider would receive by using the average stock price during the 30 trading days prior to December 31, 2008 of $0.44 per share. Since this price is below the lowest price in the “Recommended Change of Control Values Chart,” the Service Providers would not receive such payments.

(4)	The Agreements provide for the greater of either a fixed amount, or the amount as determined by the “Recommended Change of Control Values Chart” for each Service Provider in the event that the change of control is not recommended by the Board of Directors; the fixed amount in the Agreements was the greater of the two numbers, thus this column reflects the fixed amount.

(5)	This value was determined based on the reserve value of the royalty interests as of December 31, 2008, and the reserve report prepared for the valuation of these interests used oil and gas prices of $15.33 per barrel of oil and $4.63 per thousand cubic feet of natural gas. Certain payment triggers for the Settlement Agreement could potentially overlap with the triggering event for each of the “Non-Renewal by Gasco,” “Termination by Gasco Without Cause or by Service Provider for Approved Reasons,” “Change of Control Recommended by Board of Directors,” and the “Change of Control Not Recommended by Board of Directors” columns, where the Settlement Agreement amount would then be paid in addition to the amounts listed and payable pursuant to the Agreements.

(6)	Both Ms. Herald and Mr. Longwell held 151,570 stock options under the Stock Option Plan as of December 31, 2008. Each stock option’s exercise price was between $0.50 and $1.90 per share. As the closing stock price on December 31, 2008 was $0.44 per share, there is no additional value in the table above for the acceleration of vesting for “underwater” stock options.
DIRECTOR COMPENSATION
The following table sets forth the compensation paid to our non-employee directors for services rendered during the year ended December 31, 2008. Directors who are our full-time employees receive no compensation for serving as directors.
During 2008, each non-employee director received a monthly director’s fee of $3,000 plus an additional monthly fee of $1,000 for each committee on which the director serves. Directors were also entitled to receive additional compensation of $500 per half day for each half day spent on our business in excess of five calendar days in a single month. In addition, each director was reimbursed for reasonable travel expenses incurred in connection with the director’s attendance at Board of Directors and committee meetings.

Non-Employee Director Compensation for the Year Ended December 31, 2008

	Fees Earned
	or Paid in
Name	Cash	Option Awards	Total
	($)	($) (1)(2)(3)	($)
Marc Bruner (4)	48,000	—	48,000
Richard Burgess	48,000	15,359	63,359
Charles Crowell	76,000	15,436	91,436
Richard Langdon	48,000	15,359	63,359
Carmen Lotito	60,000	15,397	75,397
John Schmit	60,000	15,359	75,359
Carl Stadelhofer	60,000	15,397	75,397

(1)	The value of the stock option awards represents the dollar amount of compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with SFAS 123(R). A discussion of the valuation assumptions used for purposes of the SFAS 123(R) calculation is included under Note 3 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)	The grant date fair value of each stock option awarded to our non-employee directors is $1.07 share for per the options granted on September 18, 2008 and $0.14 per share for the options granted on December 15, 2008.

(3)	There were no outstanding stock awards as of December 31, 2008. The following table shows the aggregate number of stock option awards outstanding for each director as of December 31, 2008.

Aggregate Number of Stock Option
Awards Outstanding at
Name	December 31, 2008
Marc Bruner	1,150,000
Richard Burgess	293,750
Charles Crowell	506,250
Richard Langdon	343,750
Carmen Lotito	412,500
John Schmit	193,750
Carl Stadelhofer	162,600
(4)	See discussion of Mr. Bruner’s consulting agreement under “Certain Relationships and Related Transactions” above.
Compensation Committee Interlocks and Insider Participation
During 2008, the Compensation Committee of the Board was comprised of five directors, Mr. Lotito, Mr. Crowell, Mr. Stadelhofer, Mr. Schmit and Mr. Burgess. None of these directors is or was an officer of Gasco or any of its subsidiaries at any time now or in the past. None of our executive officers served as a director or member of a compensation committee of any entity that employed any of our directors during 2008. No interlocking relationships exist, or in the past fiscal year have existed, between any member of the Compensation Committee and any other company’s board of directors or compensation committee.

Report of the Audit Committee
The Audit Committee of the Board is composed of four non-employee directors who satisfy the requirements of the NYSE AMEX listing standards and applicable rules and regulations of the Exchange Act as to independence. The Audit Committee operates under a written charter, which was approved by the Board in April 2001.
The Audit Committee’s primary duties and responsibilities are to provide independent, objective oversight of our accounting functions and internal controls. The Audit Committee annually reviews and recommends to the Board the selection of our independent auditors, subject to shareholder ratification.
Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee has reviewed and discussed the audited financial statements with management and with the independent auditors. The Audit Committee has also discussed with the independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.
The independent auditors also provided to the Audit Committee the written disclosures and letter required the applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditors their independence with respect to Gasco.
Based on the above discussions and review with management and the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
Audit Committee:
CHARLES B. CROWELL
RICHARD S. LANGDON
CARMEN J. (TONY) LOTITO
CARL STADELHOFER
Business and Financial Code of Conduct
We have adopted a Financial Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and controller and is available on our internet website at www.gascoenergy.com. Our Corporate Code of Business Conduct and Ethics that applies to all directors, officers and employees is also available on our internet website. In the event that an amendment to, or a waiver from, a provision of our Financial Code of Ethics or its Corporate Code of Business Conduct and Ethics is necessary, we intend to post such information on its website.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item A, #2 on Proxy Card)
The Board has selected the firm of KPMG LLP as the independent auditors of Gasco for the fiscal year ending December 31, 2009, and recommends ratification by the stockholders of such appointment. KPMG LLP served as the independent auditor of Gasco for the fiscal year ended December 31, 2008. Representatives of KPMG LLP are expected to be present at the annual meeting, and will have an opportunity to make statements regarding Gasco if they desire to do so and will be available to respond to appropriate questions.
The Board recommends a vote “For” approval of the proposal to ratify the appointment of KPMG LLP as our independent auditors for the year ended December 31, 2009.

CHANGES IN INDEPENDENT AUDITORS
During the year ended December 31, 2007 and through September 26, 2008 the Company retained Hein & Associates LLP (“Hein”) as its principal auditors to provide audit and tax services. On September 26, 2008, the Company dismissed Hein as its independent registered public accounting firm. On September 29, 2008, our Audit Committee engaged KPMG LLP to serve as the Company’s independent public accountants for the fiscal year 2008. The dismissal of Hein and engagement of KPMG LLP were approved by the unanimous written consent of both the Audit Committee and the full Board of Directors. The Audit Committee also decided to continue to retain Hein to advise the Company with respect to certain tax matters.
The audit reports of Hein on Gasco’s consolidated financial statements as of and for the years ended December 31, 2006 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2006 and 2007 and the subsequent interim period through September 26, 2008, there were (i) no disagreements with Hein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that if not resolved to the satisfaction of Hein, would have caused it to make reference to the subject matter of such disagreements in its reports on Gasco’s financial statements for such periods and (ii) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
AUDIT FEES SUMMARY
Audit fees relate to the quarterly reviews, the financial statement and internal control audit for the years ended December 31, 2008 and 2007 and all other services provided in connection with the statutory and regulatory filings during these fiscal years. Tax fees relate to the preparation of the annual federal and state tax returns.
The following table summarizes the fees paid to the independent accountants during the periods presented.

	For the Year Ended December 31,
	2008	2007
Audit Fees	$323,899	$337,000
Audit Related Fees	—	—
Tax Fees	75,020	47,165
All Other Fees	—	—

Total	$398,919	$384,165

The Audit Committee pre-approves all of the fees associated with our audit and tax engagements. During the course of the year, if additional non-audit services are identified, these services are presented to the Audit Committee for pre-approval. All fees incurred during the years ended December 31, 2008 and 2007 were approved by the full Audit Committee. The Audit Committee and the Board considered the services listed above to be compatible with maintaining the accountants’ independence.
OTHER MATTERS
The Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Any stockholder who wishes to submit a proposal for inclusion in the proxy material for our 2010 Annual Meeting of Stockholders must comply with Rule 14a-8 under the Securities Exchange Act of 1934. Under Rule 14a-8, such proposal must be submitted to the Secretary of Gasco at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than December 11, 2009. However, if the date of the 2010 Annual Meeting of Stockholders is more than 30 days from May 28, 2010, the deadline is a reasonable time prior to our printing of the proxy materials, which deadline will be communicated to the stockholders in our public filings.
In addition, our Bylaws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or for nominations of persons for election to the Board to be properly made at the Annual Meeting by a stockholder and not included in our proxy statement for such meeting, notice must be received by the Secretary of Gasco at the address indicated on the cover page not earlier than the close of business on January 28, 2010 and not later than the close of business on February 27, 2010, provided that in the event that the date of the 2010 annual meeting is more than thirty days before or more than seventy days after May 28, 2010, such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Gasco. On request, the Secretary of Gasco will provide detailed instructions for submitting proposals or nominations. A copy of the Bylaws may also be obtained upon request from the Secretary of Gasco.

By Order of the Board of Directors,
/s/ W. King Grant
W. King Grant
Secretary

April 16, 2009

Proxy — Gasco Energy, Inc.
Meeting Details
Proxy Solicited by Board of Directors for Annual Meeting — May 28, 2009
W. King Grant with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Gasco Energy, Inc. to be held on Thursday, May 28, 2009 at 9:00 a.m., Mountain Daylight Time, at The Denver Athletic Club 1325 Glenarm Pl, Denver, CO 80204, or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees listed and FOR proposal 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be voted on reverse side.)

Annual Meeting Proxy Card A. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Seven Directors: For Withhold 01 Marc A. Bruner [ ] [ ] 02 Richard J. Burgess [ ] [ ] 03 Charles B. Crowell [ ] [ ] 04 Mark A. Erickson [ ] [ ] 05 Richard S. Langdon [ ] [ ] 06 Carmen J. (Tony) Lotito [ ] [ ] 07 John A. Schmit [ ] [ ] For Against Abstain 2. Proposal to ratify the appointment of KPMG [ ] [ ] [ ] LLP as independent auditors of Gasco Energy, Inc. for the fiscal year ending December 31, 2009. 3. To transact such other business as may properly come before such meeting or any adjournment(s) thereof. B. Non-Voting Items Change of Address — Please print new address below. C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on the proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Date (mm/dd/yyy)-Please print date below. Signature 1 — Signature 2 — Please keep Please keep signature within signature within the box. the box. / /